Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500
======================================================================================

PARKE BANCORP, INC. ANNOUNCES SECOND QUARTER 2018 EARNINGS

WASHINGTON TOWNSHIP, NJ, July 19, 2018 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter ended June 30, 2018.
Highlights for the second quarter and year-to-date June 2018:
•
Net income available to common shareholders increased $2.5 million or 74.7% to $5.9 million, or $0.66 per basic common share and $0.56 per diluted common share for the second quarter of 2018, compared to net income available to common shareholders of $3.4 million, or $0.41 per basic common share and $0.34 per diluted common share for the same period in 2017.

•	Net interest income increased 18.3% to $11.6 million for the second quarter 2018, compared to $9.8 million for the same quarter 2017.
•
Net income available to common shareholders for the first half of 2018 was $11.5 million or $1.28 per basic common share and $1.09 per diluted common share, compared to $6.6 million, or $0.79 per basic common share and $0.66 per diluted common share, for the six months ended June 30, 2017, an increase in net income of $4.9 million or 74.7% .

•	Net interest income increased 18.7% to $22.6 million for the first half of 2018, compared to $19.1 million for the same period in 2017.
The following is a recap of the significant items that impacted the second quarter and the first six months of 2018. Interest income increased $3.1 million and $5.5 million for the second quarter and first six months of 2018, respectively, compared to the same periods in 2017 primarily due to higher loan volumes and a higher yield on loans. Interest expense increased $1.3 million and $2.0 million for the second quarter and first six months of 2018 compared to the same periods in 2017, primarily due to higher deposit volumes and rates. The provision for loan losses decreased $800,000 for the second quarter and $900,000 for the first six months of 2018 compared to the same periods of 2017, primarily due to improving credit quality. For the second quarter of 2018, non-interest income increased $58,000 primarily attributable to increased fee income from loan and deposits accounts, partially offset by the increase in expense related to the sale of Other Real Estate Owned ("OREO") during the period. For the six month ended June 30, 2018, non-interest income increased $531,000 primarily due to increased fee income from loan and deposit accounts as well as a $130,000 increase in the gain on the sale of SBA loans. Non-interest expense increased $433,000 for the second quarter and $639,000 for the first six months of 2018 compared to the same periods of 2017, primarily due to an increase in compensation and occupancy costs reflecting the growth of the business. Income tax expense decreased $228,000 for the quarter and $397,000 for the first six months of 2018 due to a lower tax rates compared to the same periods of last year due to the Tax Cuts and Jobs Act enacted in

December 2017. The effective tax rates for the quarter and first six months of 2018 were 23.9% and 24.0%  respectively compared to 36.9% and 36.8% for the same periods in 2017.
June 2018 discussion of financial data
•	Total assets increased to $1.29 billion at June 30, 2018, from $1.14 billion at December 31, 2017, an increase of $152.2 million or 13.4% .
•	Cash and cash equivalents totaled $110.2 million at June 30, 2018 as compared to $42.1 million at December 31, 2017. The $68.1 million increase was primarily due to the increase in deposits.
•
The investment securities portfolio decreased to $35.3 million at June 30, 2018, from $40.3 million at December 31, 2017, a decrease of $4.9 million or 12.3% primarily due to the payoffs of certain securities.

•	Gross loans increased to $1.10 billion at June 30, 2018, from $1.01 billion at December 31, 2017, an increase of $89.5 million or 8.85% .
•
Nonperforming loans decreased to $3.2 million, representing 0.29% of total loans, a decrease of $1.3 million, or 28.8%, from $4.5 million of nonperforming loans at December 31, 2017. OREO at June 30, 2018 was $6.2 million, a decrease of 15.0% compared to $7.2 million at December 31, 2017 primarily due to the sale and write-down of  OREO assets. Nonperforming assets (consisting of nonperforming loans and OREO represented 0.7% of total assets at June 30, 2018, as compared to 1.0% of total assets at December 31, 2017. Loans past due 30 to 89 days were $616,000 at June 30, 2018, an increase of $172,000 from December 31, 2017.

•
The allowance for loan losses was $17.3 million at June 30, 2018, as compared to $16.5 million at December 31, 2017. The ratio of the allowance for loan losses to total loans was 1.57% at June 30, 2018, and 1.63% at December 31, 2017. The ratio of allowance for loan losses to non-performing loans improved to 535.4% at June 30, 2018, compared to 364.7%, at December 31, 2017.

•
Total deposits were $1.02 billion at June 30, 2018, up from $866.4 million at December 31, 2017, an increase of $151.5 million or 17.5% compared to December 31, 2017. The deposit growth was driven primarily by the Bank's efforts to expand its small- and mid-sized commercial customer base and also by the Bank's deposit promotions.

•	Total borrowings were $118.1 million at June 30, 2018, a decrease of $10.0 million or 7.8% from December 31, 2017.
•	Total shareholders' equity increased to $143.4 million at June 30, 2018, from $134.8 million at December 31, 2017, an increase of $8.6 million or 6.4% due to the retention of earnings.
CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"The economy continues to be strong both nationally and regionally. Unemployment is down to record lows while inflation remains in check. Parke Bank continues to be well positioned for growth in assets and profitability. Our investment in expanding our lending team and footprint has resulted in strong growth of our loan portfolio and interest income. Net income available to common shareholders increased 75% from the 2nd quarter 2017 to 2nd quarter 2018. We also have developed new deposit products that have generated an increase in our non-interest income. Equally important, we continue to improve our asset quality as non-performing loans decreased to $3.2 million at June 30, 2018. All of these factors have combined with our diligent control of our expenses to produce our strong 2nd quarter and year to date results."
This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company and support our profitability; our ability to prudently expand our operations in our market and in new markets; our ability to tightly control expenses;  and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Financial Supplement:

Table 1: Condensed Balance Sheet (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	December 31,
	2018	2017
	(Amounts in thousands, except share data)
Assets
Cash and cash equivalents	$110,211	$42,113
Investment securities	35,321	40,259
Loans held for sale	1,839	1,541
Loans, net of unearned income	1,101,243	1,011,717
Less: Allowance for loan and lease losses	(17,273)	(16,533)
Net loans and leases	1,083,970	995,184
Premises and equipment, net	6,964	7,025
Bank owned life insurance (BOLI)	25,499	25,196
Other assets	25,831	26,134
Total assets	$1,289,635	$1,137,452

Liabilities

Noninterest-bearing deposits	$210,669	# 124,356
Interest-bearing deposits	807,227	742,027
Federal Home Loan Bank borrowings	104,650	114,650
Subordinated debentures	13,403	13,403
Other liabilities	9,044	8,236
Total liabilities	1,144,993	1,002,672

Total shareholders' equity	143,401	134,780
Noncontrolling interest in consolidated subsidiaries	1,241	—
Total equity	144,642	134,780

Total liabilities and shareholders' equity	$1,289,635	$1,137,452

Table 2: Consolidated Income Statement (Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands except share data)

Interest income:
Interest and fees on loans	$14,243	$11,356	$27,256	$22,006
Interest and dividends on investments	332	351	681	725
Interest on federal funds sold and cash equivalents	305	63	448	135
Total interest income	14,880	11,770	28,385	22,866
Interest expense:
Interest on deposits	2,620	1,547	4,573	3,012
Interest on borrowings	665	420	1,196	795
Total interest expense	3,285	1,967	5,769	3,807
Net interest income	11,595	9,803	22,616	19,059
Provision for loan losses	200	1,000	600	1,500
Net interest income after provision for loan losses	11,395	8,803	22,016	17,559
Noninterest income:
Gain on sale of SBA loans	36	84	214	84
Loan fees	409	175	560	241
Gain on Bank Owned Life Insurance	153	163	303	323
Service fees on deposit accounts	399	99	685	187
Loss on sale and write-down of real estate owned	(509)	(389)	(509)	(395)
Other	161	459	265	547
Total noninterest income	649	591	1,518	987
Noninterest expense:
Compensation and benefits	1,953	1,692	3,907	3,593
Professional services	418	382	792	747
Occupancy and equipment	419	326	840	669
Data processing	194	186	391	368
FDIC insurance	92	71	169	142
OREO expense	165	146	334	303
Other operating expense	753	758	1,456	1,428
Total noninterest expense	3,994	3,561	7,889	7,250
Income before income tax expense	8,050	5,833	15,645	11,296
Income tax expense	1,923	2,151	3,758	4,155
Net income attributable to Company and noncontrolling interest	6,127	3,682	11,887	7,141
Net income attributable to noncontrolling interest	16	17	16	18
Net income attributable to Company	6,111	3,699	11,871	7,159
Preferred stock dividend and discount accretion	168	297	407	596
Net income available to common shareholders	$5,943	$3,402	$11,464	$6,563
Earnings per common share:
Basic	$0.66	$0.41	$1.28	$0.79
Diluted	$0.56	$0.34	$1.09	$0.66
Weighted average shares outstanding:
Basic	9,044,159	8,335,041	8,933,820	8,328,093
Diluted	10,909,130	10,913,227	10,909,294	10,901,965

Table 3: Operating Ratios
	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Return on average assets	1.99%	1.44%	2.01%	1.42%
Return on average common equity	18.49%	12.13%	18.37%	11.94%
Interest rate spread	3.60%	3.84%	3.69%	3.82%
Net interest margin	3.92%	4.00%	3.97%	3.97%
Efficiency ratio	32.62%	34.26%	32.69%	36.17%

Table 4: Asset Quality Data
	June 30,	December 31,
	2018	2017
	(Amounts in thousands except ratio data)
Allowance for loan losses	$17,273	$16,533
Allowance for loan losses to total loans	1.57%	1.63%
Allowance for loan losses to non-accrual loans	535.4%	364.7%
Non-accrual loans	3,226	4,534
OREO	6,158	7,248